EXHIBIT 3.1

ROSS MILLER

Secretary of State

204 North Carson Street, Suite 1

Carson City, Nevada 89701-4299

(775) 684-5708

Website: www.nvsos.gov

Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 2011049763-33
Filing Date and Time 06/01/2011 8:00 PM
Entity Number E0645782008-3

Certificate of Amendment

(PURSUANT TO NRS 78.285 and 78.390)

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.285 and 78.390 – After Issuance of Stock)

1. Name of corporation:

SOEFL, INC.

2. The articles have been amended as follows (provide article numbers, if available):

Article “FOURTH: CAPITAL STOCK” has been amended by deleting in its entirety the first complete sentence of the present Article “FOURTH: CAPITAL STOCK” and substituting in lieu thereof the following text:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is Two Hundred One Million (201,000,000), of which Two Hundred Million (200,000,000) shares shall be Common Stock with a par value of $0.001 per share (the “Common Stock”) and One Million (1,000,000) shares shall be Preferred Stock with a par value of $0.01 per share (the “Preferred Stock”).

3. The vote by which stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by the classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:  1,500,000

4. Effective date of filing (optional):

5. Officer Signature (required):        /s/ Ratree Yabamrung

CERTIFICATE OF AMENDMENT

(PURSUANT TO NRS 78.385 AND 78.390)

CETRONE ENERGY COMPANY

is authorized to issue, is two hundred million (200,000,000) shares of common stock, $.001 par value per share.”

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